Exhibit 5.1

Our ref                                                  JSN\660390\4897183v1

Direct tel                                       +852 2971 3005

Email                                                           jenny.nip@maplesandcalder.com

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District

Beijing

The People’s Republic of China

10 November 2011

Dear Sirs

Jiayuan.com International Ltd.

We have examined the Registration Statement on Form S-8 to be filed by Jiayuan.com International Ltd., a company incorporated in the Cayman Islands (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an aggregate amount of 5,233,920 ordinary shares of the Registrant (the “Shares”) for issuance pursuant to its Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant pursuant thereto.  We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

Maples and Calder